UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 2, 2006

Date of Report (Date of earliest event reported):

Commission File Number: 2-78335-NY

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Providential Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada                                                                                                    90-0114535

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

17011 Beach Blvd., Suite 1230, Huntington Beach, California 92647

(Address of principal executive offices)

(714) 843-5450

(Issuer's telephone number, including area code)

Item 1.01    Entry into a Material Definitive Agreement.

On June 2, 2006, Providential Holdings, Inc. (the "Company") entered into an Asset Purchase Agreement (the "Agreement) with Western Medical, Inc., an Arizona corporation engaged in the business of selling durable medical equipment and providing related services ("Western").  Pursuant to the terms of the Agreement, the Company agreed to purchase key assets of Western for $5.25 million in cash.  The assets include:

(i)            all of Western's inventory, now or hereafter owned or acquired by Western wherever located, including all inventory, merchandise, goods and other personal property which are held by or on behalf of Western for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, whole goods, spare parts or components, work in process or materials used or consumed or to be used or consumed in Western's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies;

(ii)           all right, title and interest of Western’s accounts receivable,  other receivables, book debts and other forms of obligations, whether arising out of a sale, lease or other disposition of goods or other property, out of a rendering of services, or otherwise arising under any contract or agreement; rights in, to and under all purchase orders or receipts for goods or services; rights to any goods represented or purported to be represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); and monies due or to become due to Western under all purchase orders and contracts for the sale or lease of goods or the performance of services or both by Western (but only to the extent Providential or its designated subsidiary assumes and performs under such purchase orders and contracts), including the proceeds of the foregoing:

(iii)          all of Western's owned equipment, including all machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, telephone systems, tools and supplies; provided, however, Providential will not acquire: any leased equipment unless Providential assumes the applicable lease and such is assigned by order of the Bankruptcy Court;

(iv)          to the extent legally transferable under applicable law, all Western's rights and interests in its general intangible, including Western’s Medicare provider number, all contract rights, including those pertaining to Arizona Health Case Cost Containment System ("AHCCCS"), licenses, permits, patents, patent applications, copyrights, trademarks, trade names, trade secrets, Western’s rights in its telephone numbers, customer or supplier lists, product information and formulae and contracts, manuals, operating instructions, permits, franchises, the right to use Western's name, and the goodwill of Western's business; together with

(v)           all substitutions and replacements for and products of any of the foregoing property,

(vi)          in the case of all tangible property, together with all accessions, accessories, attachments, parts, equipment and repairs attached or affixed to or used in connection with any such goods, and all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods, and

(vii)         all proceeds of any and all of the foregoing property.

To accomplish the contemplated purchase, Western Medical and Providential Holdings expect that Western Medical will file a Chapter 11 Petition within 5 business days of the execution of the Agreement. Thereafter, Western will move for the authority to sell the assets to the Company and provide for the assumption and assignment of certain executory contracts to the Company under the terms of the agreement.  Both companies understand and acknowledge such sale will be subject to higher and better bids that may be asserted and approved by the Bankruptcy Court.  Further, the Company may, in its sole discretion, advance financing to allow Western to purchase equipment and inventory to fulfill customer orders prior to the closing under this agreement.  The terms of such financing, if any, will be documented separately and conditioned upon Providential reaching an agreement with the M&I Marshall Isley Bank vis-a-vis the security and priority afforded to such financing, and, if applicable, the Bankruptcy Court approval.

The Company has received several indications of interest and commitments from various institutional investors to fund the purchase of these assets. The closing of this transaction is subject to the approval of the Bankruptcy Court and other conditions as described in the asset purchase agreement; and is expected to occur on an agreed-upon date no later than ten business days following entry of a final Sale Order by the Bankruptcy Court.

Item 9.01    Financial Statements and Exhibits

Exhibits

    Exhibit 10.42 - Asset Purchase Agreement between the Company and Western Medical, Inc., dated June 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2006

PROVIDENTIAL HOLDINGS, INC.

/s/ Henry Fahman

     Henry Fahman,

     Chairman and CEO